Ex-99.1 a)


INDEPENDENT ACCOUNTANTS' REPORT ON
MANAGEMENT'S ASSERTION ABOUT COMPLIANCE WITH
UNIFORM SINGLE ATTESTATION PROGRAM REQUIREMENTS


To the Board of Directors
Alliance Mortgage Company:

We have examined management's assertion about Alliance Mortgage Company's and subsidiaries ("Alliance Mortgage Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 2001 included in the accompanying management assertion. Management is responsible for Alliance Mortgage Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Alliance Mortgage Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Alliance Mortgage Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that Alliance Mortgage Company and subsidiaries complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2001 is fairly stated, in all material respects.

/s/ Deloitte & Touche

March 22, 2002

Ex-99.1 b)


Independent Accountant's Report

The Board of Directors
Impac Funding Corporation:

We have examined management's assertion, included in the accompanying Management Assertions on Master Servicing, that, except for the noncompliance items described in items 3, 6 and 7, Impac Funding Corporation complied with the requirements for Master Servicer as detailed in the Pooling and Servicing Agreements during the year ended December 31, 2001. Management is responsible for Impac Funding Corporation's compliance with those requirements. Our responsibility is to express an opinion on Impac Funding Corporation's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Impac Funding Corporation's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Our examination of the sub-servicers' compliance with the Master Servicer's requirements in the Pooling and Servicing Agreements was limited to a review of the applicable sub-servicer agreements to confirm compliance with Master Servicer's requirements under the applicable Pooling and Servicing Aggreements. Our examination did not extend to the controls at the sub-servicers. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Impac Funding Corporation's compliance with specified requirements.

Our examination disclosed the following material noncompliance with the requirements of Master Servicer as detailed in the Pooling and Servicing Agreements applicable to Impac Funding Corporation during the year ended December 31, 2001.

        The Master Servicer has not set up custodial accounts under the name of the indenture trustee as required in the Pooling and Servicing Agreements.

        The sub-servicers are allowed 48 hours to deposit payments into the protected accounts rather than 24 hours as required in the Pooling and Servicing Agreements.

        The Master Servicer does not send Bank statements to the Trustee on a monthly basis as required in the Pooling and Servicing Agreements.

        The Master Servicer does not cause Option One Mortgage Corporation, which is one of the Master Servicer's sub-servicers, to deny mortgage payment forbearance for more than six months or during the last twelve months of the mortgage note term as required in the Pooling and

        Servicing Agreements.

        The Master Servicer does not cause the sub-servicer to provide an officer's certificate, regarding the liquidation of a mortgage loan, to the trustee within five business days after it is determined that all amounts expected to be recovered are recovered.

In our opinion, except for the material noncompliance described in the third paragraph, Impac Funding Corporation complied, in all material respects, with the aforementioned requirements for the year ended December 31, 2001. These conditions were considered in determining the nature, timing, and extent of audit of the 2001 financial statements, and this report does not effect our report dated January 28, 2002.

This report is intended solely for the information and use of Bankers Trust Company, Wells Fargo Bank Minnesota, N.A. and LaSalle National Bank and is not intended to be and should not be used by anyone other than these specified parties.

/s/ KPMG

May 30, 2002